Exhibit 99.1

For Immediate Release

Contact: Melissa Andrews

864.286.4425

melissa.andrews@scansource.com

ScanSource, Inc. Names John Eldh as President

Eldh to champion ScanSource’s hybrid distribution growth strategy

Greenville, S.C. (February 9, 2022) – ScanSource, Inc. (NASDAQ: SCSC), a leading hybrid distributor connecting devices to the cloud, announced today that John Eldh has been named President of ScanSource, Inc. As President, Eldh reports to Chairman and CEO Mike Baur, who served as President of ScanSource, Inc. from 1992 until Eldh’s appointment.

John Eldh has built a strong foundation for ScanSource to lead the way in hybrid distribution across hardware, SaaS, connectivity and cloud services with a clear aim of winning for partners. Over the last two years, he successfully transitioned leadership at Intelisys and recruited and promoted channel-centric business executives to lead the device, digital and cloud businesses globally. Eldh’s leadership team includes executives in sales, marketing, operations and strategy.

“John has shown the leadership and vision to propel our business into the future,” said Mike Baur, Chairman and CEO, ScanSource, Inc. “John’s ScanSource experience plus his channel background will enable him to drive the next phase of profitable growth for ScanSource.”

Eldh commented, “I am thrilled with where ScanSource is heading and how our hybrid distribution strategy enables suppliers and sales partners to win and grow their businesses. I look forward to championing our hybrid distribution growth strategy with all stakeholders.”

John Eldh joined ScanSource as Chief Revenue Officer in October 2019. Eldh brought extensive global experience building and leading field, channel and inside sales teams across multiple routes to market for SaaS and consulting companies.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC), is a leading hybrid distributor connecting devices to the cloud and accelerating growth for partners across hardware, SaaS, connectivity and cloud. ScanSource enables partners to deliver solutions for their customers to address changing end-user buying and consumption patterns. ScanSource sells through multiple, specialized routes-to-market with hardware, SaaS, connectivity and cloud services offerings from the world’s leading suppliers of point-of-sale (POS), payments, barcode, physical security, unified communications and collaboration, telecom and cloud services. Founded in 1992 and headquartered in Greenville, South Carolina, ScanSource was named one of the 2021 Best Places to Work in South Carolina and on FORTUNE magazine’s 2022 List of World’s Most Admired Companies. ScanSource ranks #655 on the Fortune 1000. For more information, visit www.scansource.com.

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